                                                                    Exhibit 21.1

                FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES

                 Schedule II--Valuation and Qualifying Accounts

                  Years ended December 31, 1999, 1998 and 1997

                                                 Additions  Deductions
                         Balance at  Additions   charged to    from    Balance at
                         beginning     due to    costs and  allowance    end of
                          of year   acquisitions  expenses    (note)      year
      Description        ---------- ------------ ---------- ---------- ----------
                                          (Dollars in thousands)
Year ended December 31,
 1997, allowance
 deducted from asset
 accounts, allowance
 for doubtful
 receivables...........     $ 58        --          --           9         49
                            ====        ===         ===        ===        ===
Year ended December 31,
 1998, allowance
 deducted from asset
 accounts, allowance
 for doubtful
 receivables...........     $ 49        621         390        356        704
                            ====        ===         ===        ===        ===
Year ended December 31,
 1999, allowance
 deducted from asset
 accounts, allowance
 for doubtful
 receivables...........     $704         70         634        487        921
                            ====        ===         ===        ===        ===

Note: Customers' accounts written-off, net of recoveries.

See accompanying independent auditors' report.